Exhibit 4.7

AMENDMENT TO THE 2009
AMENDED AND RESTATED
3M SAVINGS PLAN

WHEREAS, 3M Company (the “Company”) maintains the 3M Savings Plan (the “Plan”), which has been amended from time to time, including the most recent amendment and restatement thereof which was approved on December 18, 2009;

WHEREAS, the Company desires to amend the Plan to reflect various administrative changes made during the latest upgrade of the Plan recordkeeper’s operating system;

WHEREAS, the Company also desires to amend the Plan to comply with the IRS’ new diversification regulations; and

WHEREAS, the Company also desires to amend the Plan to reflect certain effective dates;

NOW, THEREFORE, pursuant to the authority contained in Section 11.1 of the Plan, the plan document shall be and it hereby is amended as follows:

1.             DEFINITION OF ACCOUNT/ACCOUNTS.  Effective October 25, 2010, Section 2.1(a) of the Plan shall be amended to read as follows:

(a)                                  “Account” or “Accounts” means the record of the amounts credited to an individual under the Plan, and may refer to any or all of the following:  401(k) Accounts, After-Tax Savings Account, Company Contributions Account, Company Match Account, Profit Sharing Account, Retirement Income Account and Rollover Accounts.

“401(k) Accounts” mean the following:

“Before-Tax 401(k) Account” - the record of amounts attributable to (i) contributions made by Participating Employers on behalf of Participants pursuant to Section 4.1 in conjunction with before-tax Elective Deferrals made by Participants under the terms of the Plan, and (ii) before-tax catch-up contributions made by Participants pursuant to Section 4.2, together with Trust earnings with respect thereto.

“Roth 401(k) Account” - the record of amounts attributable to (i) contributions made by Participating Employers on behalf of Participants pursuant to Section 4.1 in conjunction with after-tax (or “Roth”) Elective Deferrals made by Participants under the terms of the Plan on or after January 1, 2009, and (ii) after-tax (Roth) catch-up contributions made by Participants pursuant to Section 4.2 on or after January 1, 2009, together with Trust earnings with respect thereto.

“After-Tax Savings Account” means the record of amounts attributable to a Participant’s after-tax contributions made pursuant to Section 4.3 and amounts recharacterized as such contributions pursuant to the provisions of Appendix C, together with Trust earnings with respect thereto.

“Rollover Accounts” mean the following:

“Before-Tax Rollover Account” - the record of amounts attributable to a Participant’s before-tax rollover contributions made pursuant to Section 4.4, and transfers made pursuant to Section 4.8, together with Trust earnings with respect thereto.

“Roth Rollover Account” - the record of amounts attributable to a Participant’s Roth rollover contributions made pursuant to Section 4.4, and transfers made pursuant to Section 4.8, together with Trust earnings with respect thereto.

“Company Contributions Account” means the record of amounts attributable to PAYSOP benefits of eligible Participants transferred to this Plan from the 3M Payroll-Based Employee Stock Ownership Plan, together with Trust earnings with respect thereto.

“Company Match Account” means the record of amounts attributable to contributions made by Participating Employers on behalf of Participants pursuant to Section 4.5, by way of partial matching of contributions made to Participants’ 401(k) Accounts, together with Trust earnings with respect thereto.

“Profit Sharing Account” means the record of amounts attributable to contributions made by Participating Employers on behalf of Participants pursuant to Section 4.6, together with Trust earnings with respect thereto.

“Retirement Income Account” means the record of amounts attributable to non-elective retirement income contributions made by Participating Employers on behalf of eligible Participants pursuant to Section 4.7 on or after January 1, 2009, together with Trust earnings with respect thereto.

The various Accounts shall be maintained as separate bookkeeping records but, with the exception of that portion of the Accounts invested in the 3M Stock Fund, assets in such Accounts may, for investment purposes, be commingled, invested and administered as a single fund (except as may be specifically provided herein to the contrary).

2.             DEFINITION OF VESTING SERVICE.  Effective October 25, 2010, Section 2.1(ee)(8)(iii) of the Plan shall be amended to read as follows:(8)(iii) of the Plan shall be amended to read as follows:

(iii)                               if a Participant incurs five (5) or more consecutive 1-Year Breaks in Service, the extent of his or her vested interest in his or her Company Match Account and Retirement Income Account prior to such Breaks in Service shall not be increased by any Vesting Service which such Participant completes following such Breaks in Service.

3.             PARTICIPATING EMPLOYER MATCHING CONTRIBUTIONS.  Effective October 25, 2010, Section 4.5(c) of the Plan shall be amended to read as follows:

(c)                                  Allocation to Company Match Account.  The amount contributed on behalf of a Participant by Participating Employers pursuant to paragraphs 4.5(a) and 4.5(b) shall be allocated to the Company Match Account of the Participant at the same time as or as soon as administratively practicable after such contribution is paid to the Trustee.

4.             DIRECT TRANSFERS.  Effective October 25, 2010, the second paragraph of Section 4.8 of the Plan shall be amended to read as follows:

The Trustee shall also accept direct transfers of funds from an Employee’s accounts in the 3M Voluntary Investment Plan, upon the satisfaction of such plan’s conditions for such a transfer.  Amounts transferred from an Employee’s elective deferral account under such plan shall be credited to the Employee’s 401(k) Accounts, matching amounts transferred from an Employee’s company match account under such plan shall be credited to the Employee’s Company Match Account, amounts transferred from an Employee’s Company Contribution Account under such plan shall be credited to the Employee’s Company Contributions Account, non-elective amounts transferred from an Employee’s non-elective account under such plan shall be credited to the Employee’s Retirement Income Account, amounts transferred from an Employee’s after-tax account under such plan shall be credited to the Employee’s After-Tax Savings Account, and amounts transferred from an Employee’s rollover account under such plan shall be credited to the Employee’s Rollover Accounts.

5.             CREDIT TO ACCOUNTS.  Effective October 25, 2010, Section 4.9 of the Plan shall be amended to read as follows:

Section 4.9  Credit to Accounts.  After the allocations of contributions have been made, each 401(k), Company Contributions, Company Match, Profit Sharing, Retirement Income, After-Tax Savings and Rollover Account shall be credited with the allocation to said Account as of the effective date of the allocation, as provided in Article 4, but the fact that allocations are so made and credited to such Accounts shall not create in any Participant or Beneficiary any right, title or interest in or to any of the assets of the Trust except at the time or times and upon the terms and conditions set forth in the Plan.

6.             PERIODIC ADJUSTMENT OF ACCOUNTS.  Effective October 25, 2010, Section 5.1(c) of the Plan shall be amended to read as follows:

(c)                                  contributions to the Trust and payments, withdrawals or distributions from the Trust to provide benefits under the Plan for Participants and Beneficiaries shall not be considered as gains or losses of the Trust; provided, that any gain or loss realized on the sale of 3M common stock in connection with the conversion of 3M common stock to cash pursuant to a Participant’s election to receive a distribution of cash from that portion of the Participant’s Accounts invested in the 3M Stock Fund shall be considered as a gain or loss of the Trust.

7.             3M STOCK FUND.  Effective January 1, 2011, Section 5.3 of the Plan shall be amended to read as follows:

Section 5.3  Investment in 3M Common Stock.

(a)                                  3M Stock Fund.  The 3M Stock Fund shall be invested exclusively in 3M common stock; provided, that (i) the 3M Stock Fund may hold no more than five percent (5%) of its assets in cash or other short term cash equivalents to facilitate participant requests for withdrawals, distributions and investment transfers, and (ii) the 3M Stock Fund may also temporarily hold cash dividends that are to be distributed (in the case of PAYSOP shares) or reinvested in shares of 3M common stock in accordance with Section 5.3(b) below.  The shares of 3M common stock held in the 3M Stock Fund shall come from the following sources:  (1) shares contributed to the Plan by 3M pursuant to Article 4; (2) any dividends reinvested in shares of 3M common stock pursuant to Section 5.3(b); and (3) any shares of 3M common stock purchased by the Trustee.

(b)                                 Dividends.  Any dividends received by the Trust with respect to shares of 3M common stock credited to the 3M Stock Fund shall be (a) credited to the 3M Stock Fund and allocated among each Participant’s Accounts units on a pro rata basis in accordance with the number of such Participant’s units credited to such Fund as of the record date of the dividend, and (b) reinvested in additional shares of 3M common stock.

(c)                                  Voting.  To the extent the value of full and fractional shares of 3M common stock are allocated to a Participant’s Accounts, the Participant may direct the Trustee as to the manner in which such shares of stock are to be voted at a meeting of 3M stockholders at which such shares of stock are entitled to vote.  Any such shares of stock for which such voting instructions are not received by the Trustee, shall be voted by the Trustee, as directed by the individual or committee of individuals appointed for such purpose by the Board of Directors of 3M to serve as proxies for such meeting of 3M stockholders.  Nothing contained herein shall prohibit the solicitation and exercise of Participants’ voting rights, with respect to such shares of 3M common stock, by management of 3M and others pursuant to proxies applicable to all holders of such 3M common stock.  All voting directions given by Participants shall be held in strict confidence by the Trustee and shall not be disclosed to any person.

(1)                                  3M and the Trustee shall establish and maintain a procedure by which Participants shall be timely notified of their right to direct the Trustee with respect to the voting of shares of 3M common stock represented by units allocated to their Accounts, and the manner in which any such directions are to be conveyed to the Trustee.  3M and the Trustee shall prepare all materials necessary to give effect to the Participants’ voting rights, including proxies and other communications directed generally to the owners of shares of 3M common stock entitled to vote, and shall mail or otherwise deliver all such materials to each Participant entitled to exercise voting rights pursuant to this Section.

(2)                                  Participants shall be named fiduciaries, within the meaning of section 403(a)(1) of ERISA, of the Plan with respect to the directions given under this paragraph.

(d)                                 Tender and Exchange Offers.  With respect to tender offers for the purchase or exchange of less than five percent (5%) of the outstanding shares of 3M common stock, the investment fiduciary of the 3M Stock Fund shall direct the Trustee with respect to the sale, exchange or transfer of the shares of 3M common stock held in such Fund.  With respect to tender offers for the purchase or exchange of five percent (5%) or more of the outstanding shares of 3M common stock, each Participant shall be entitled to instruct the Trustee that all, but not less than all, of the shares of 3M common stock represented by units allocated to his or her Accounts shall be tendered or exchanged in the event of such a tender offer for 3M common stock.  Upon timely receipt of such instructions, the Trustee shall tender or exchange the number of shares of 3M common stock credited to the 3M Stock Fund for which it has received instructions from Participants.  The Trustee shall not tender or exchange any shares credited to the 3M Stock Fund for which it has not received appropriate instructions from the Participants to whose Accounts units representing such shares are allocated.  Participants shall be named fiduciaries, within the meaning of section 403(a)(1) of ERISA, of the Plan with respect to the instructions given under this paragraph.

(1)                                  3M and the Trustee shall establish a procedure by which the investment fiduciary of the 3M Stock Fund or the Participants, as the case may be, shall be timely notified of their right to instruct the Trustee with respect to the tender or exchange of shares of 3M common stock represented by units allocated to Participants’ Accounts, and the manner in which such instructions are to be conveyed to the Trustee.  3M and the Trustee shall promptly provide to the investment fiduciary of the 3M Stock Fund or the Participants, as the case may be, copies of any such tender or exchange offer and any other communications directed generally to the owners of shares of 3M common stock eligible to tender or exchange their shares.

(2)                                  All tender or exchange instructions given by the investment fiduciary of the 3M Stock Fund or the Participants shall be held in strict confidence by the Trustee, and shall not be disclosed to any person.

(3)                                  Any securities received by the Trustee as a result of a tender or exchange offer as provided in this paragraph (d) shall be held, and any cash so received shall be invested temporarily in short term investments, pending directions by the named investment fiduciary of the Plan.

8.             INVESTMENT AND REINVESTMENT OF AMOUNTS IN 3M COMMON STOCK.  Effective January 1, 2011 (October 25, 2010 with respect to Section 5.4(b)(4)), Section 5.4 of the Plan shall be amended to read as follows:

Section 5.4    Investment and Diversification of Existing Accounts in 3M Common Stock.

(a)                                  Election to Direct Investment of Existing Accounts in 3M Stock Fund.  Each Participant and each Beneficiary who is permitted to exercise the rights of a Participant with respect to an Account in the Plan shall be eligible to elect to direct the transfer of any portion of the Participant’s existing balance in his or her Accounts from any Fund or Funds described in Article 13 into the 3M Stock Fund; provided, however, that the direction shall be honored at any given point in time only to the extent that, immediately after the transfer, not more than twenty-five percent (25%) of the value of the individual’s Accounts is invested in the 3M Stock Fund.

(1)                                  Election Procedure.  In order to make an investment election, an eligible Participant or Beneficiary must notify the Plan Administrator via the Plan’s Electronic System of the amount or percentage of his or her existing Accounts to be invested in the 3M Stock Fund

(2)                                  Investment Direction.  Upon receipt of the notice described above from an eligible Participant or Beneficiary, the Plan Administrator shall direct the Trustee to reinvest the respective portion of such Accounts in accordance with his or her instructions as soon as practicable following receipt of such notice.

(b)                                 Eligibility to Make Diversification Election.  Each Participant and each Beneficiary who is permitted to exercise the rights of a Participant with respect to an Account in the Plan shall be eligible to elect to diversify the investment of all or a portion of the 3M common stock in his or her Accounts.  Notwithstanding the foregoing, each Participant who has undergone a Work Force Reduction shall be eligible to elect to diversify the investment of all or a portion of the 3M common stock in his or her Accounts.

(1)                                  Election Procedure.  In order to make a diversification election, an eligible Participant or Beneficiary must notify the Plan Administrator via the Plan’s Electronic System of the amount or percentage of his or her Accounts to be transferred and the other Fund or Funds to which such amount or percentage shall be transferred by the Trustee.  Amounts which a Participant or Beneficiary elects to diversify out of his or her Accounts may be transferred to any of the Funds described in Article 13 (other than the 3M Stock Fund) and any self-directed brokerage fund established under the Plan.

(2)                                  Amount.  An eligible Participant or Beneficiary may elect to diversify the investment of up to one hundred percent (100%) of the value of his or her Accounts.

(3)                                  Transfer.  Upon receipt of the notice described above from an eligible Participant or Beneficiary, the Plan Administrator shall direct the Trustee to reinvest the respective portion of such Accounts in accordance with his or her instructions as soon as practicable following receipt of such notice.

(4)                                  Order of Accounts.  Participants’ Accounts shall be diversified pro rata.

9.             LIMIT ON AMOUNT OF PLAN LOANS.  Effective October 25, 2010, the first paragraph of Section 9.1 of the Plan shall be amended to read as follows:

Section 9.1  Amount and Number.  An Active Participant may, upon complete and proper application being made to the Plan Administrator via the Plan’s Electronic System, borrow from his or her 401(k) Accounts and/or Rollover Accounts an amount which (when added to the outstanding balance of any other loans made by the Plan to the Participant) does not exceed the lesser of:

(a)                                  if the Participant has a limited self-directed brokerage account, the combined value of the 401(k) Account and Rollover Account balances invested in core investment funds, less $1,000;

(b)                                 $50,000 reduced by the highest outstanding balance of loans from the Plan to the Participant during the 12-month period ending on the day before the date of the new loan; or

(c)                                  fifty percent (50%) of the combined value of the Participant’s 401(k) Accounts, Rollover Accounts, Company Contributions Account, and vested Company Match Account and Retirement Income Account, as of the last preceding Valuation Date.

10.          MINIMUM LOAN REPAYMENT AMOUNT.  Effective October 25, 2010, the second paragraph of Section 9.2 of the Plan shall be amended to read as follows:

The maximum loan term is 60 months.  Loans shall be repaid in equal installments through payroll deduction.  Notwithstanding the foregoing, the Participant may prepay in cash the entire outstanding balance of any loan at any time.  If the Participant has experienced a severance from employment, such Participant may prepay in cash a portion of the outstanding balance of any loan.  Loan repayments are invested according to the Participant’s investment election for the 401(k) Accounts at the time of repayment.

11.          ELIGIBILITY TO MAKE CATCH-UP CONTRIBUTIONS.  Effective October 25, 2010, Section 4.2(a) of the Plan shall be amended to read as follows:

(a)                                  Eligibility and Amount.  Subject to the remaining provisions of this Section 4.2 (but not to the limitations of section 415 of the Code), each Participant who has attained or will attain age 50 by the last day of such Plan Year and who is making Elective Deferrals to the Plan of at least six percent (6%) of his or her Compensation may make additional elective deferrals in accordance with and subject to the limitations of section 414(v) of the Code and the regulations issued thereunder.  A Participant’s total catch-up contributions for any Plan Year, whether made pursuant to this Plan or any other qualified defined contribution plan maintained by an Affiliate, shall not exceed the lesser of the applicable dollar amount as specified in section 414(v)(2)(B)(i) of the Code (which is $5,500 for 2009, as adjusted by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with section 414(v)(2)(C) of the Code) or the amount (if any) by which the Participant’s Section 415 Compensation (as defined in Appendix A) exceeds any other elective deferrals of the Participant for such Plan Year (excluding any catch-up contributions).

12.          CONSOLIDATION OF PAYSOP BALANCES INTO COMPANY CONTRIBUTION ACCOUNT.  Effective October 25, 2010, Section 4.10 of the Plan shall be deleted and Section 6.1 of the Plan shall be amended to read as follows:

Section 6.1  Fully Vested Accounts.  Each Participant shall, at all times, have a fully vested, nonforfeitable interest in his or her 401(k) Accounts, Profit Sharing Account, Company Contributions Account, After-Tax Savings Account and Rollover Accounts.

13.          GRADUATED VESTING.  Effective October 25, 2010, Section 6.2 of the Plan shall be amended to read as follows:

Section 6.2  Accounts Subject to Graduated Vesting.  Upon the occurrence of any of the events listed below, a Participant shall have a fully vested, nonforfeitable interest in his or her Company Match Account and/or his or her Retirement Income Account:

(a)                                  Attainment of Normal Retirement Age;

(b)                                 The Participant’s incurrence of a Disability;

(c)                                  The Participant’s death; or

(d)                                 Termination of the Participant’s employment by reason of a Work Force Reduction.

If the Participant terminates his or her employment in any circumstance other than those specified above, the extent of such Participant’s vested interest in the remainder of his or her Company Match Account and/or his or her Retirement Income Account shall be determined in accordance with the following schedule unless noted otherwise in Schedule C:

Completed Years of Vesting Service	Extent of Vested Interest

Less than 1 year	0%
l year but less than 2 years	40%
2 years but less than 3 years	70%
3 years or more	100%

14.          FORFEITURES.  Effective October 25, 2010, Section 6.3 of the Plan shall be amended to read as follows:

Section 6.3  Forfeitures.  Upon the Participant’s termination of employment in any circumstance other than those specified in paragraphs (a), (b), (c) or (d) of Section 6.2 (an “event of maturity”), the nonvested portion of a Participant’s Company Match Account and/or Retirement Income Account, if any, shall be forfeited as soon administratively practicable on or after the Participant’s forfeiture event.  A forfeiture event shall occur with respect to a Participant upon the earliest of:

(a)                                  the occurrence after an event of maturity of five consecutive 1-Year Breaks in Service,

(b)                                 the distribution after an event of maturity to (or with respect to) a Participant of the entire vested portion of the Participant’s Account, or

(c)                                  the event of maturity of a Participant who has no vested interest in any portion of the Participant’s Account.

15.          RESTORATION OF FORFEITURES.  Effective October 25, 2010, Section 6.4 of the Plan shall be amended to read as follows:

Section 6.4  Restoration of Forfeitures.  If a Participant whose employment with a Participating Employer terminated for a reason other than those specified in paragraphs (a), (b), (c) and (d) of Section 6.2 and who incurred a forfeiture of the nonvested portion of his or her Company Match Account and/or Retirement Income Account resumes employment with a Participating Employer or Affiliate prior to incurring five (5) consecutive 1-Year Breaks in Service, the amount forfeited (determined without adjustment for earnings and losses after the forfeiture):

(a)                                  shall, to the extent not restored from the Trust’s reserve for forfeitures, be contributed to the Trust by the Participating Employer by whom such Participant had been employed immediately prior to such forfeiture;

(b)                                 shall be allocated to the Participant’s Company Match Account and/or Retirement Income Account, respectively, as soon as practicable following the date on which such forfeiture is restored or such contribution is made by the Participating Employer; and

(c)                                  shall not be considered an “annual addition” for purposes of Appendix A.

The contributions required to be made under this Section 6.4 shall be made as soon as practicable after each Participant described above is reemployed by a Participating Employer or Affiliate.

16.          PARTIAL DISTRIBUTIONS.  Effective October 25, 2010, Section 6.5 of the Plan shall be amended to read as follows:

Section 6.5  Value of Partial Distribution.  If a distribution is made to a Participant who has acquired less than a fully vested interest in his or her Company Match Account and/or Retirement Income Account, then until the Participant’s Company Match Account and/or Retirement Income Account become fully vested or until the Participant incurs five (5) or more consecutive 1-Year Breaks in Service, whichever occurs first, (i) separate accounting shall be established for the portion of such Participant’s Company Match Account and/or Retirement Income Account not so distributed, and (ii) the Participant’s vested interest in the value of such Participant’s Company Match Account and/or Retirement Income Account shall be equal to an amount (“X”) determined by the formula:  X=P(AB+(RxD))-(RxD), where P is the Participant’s vested percentage at the time of determination; AB is the separate account balance at the time of determination; D is the amount of the distribution previously made to such Participant; and R is the ratio of the separate account balance at the time of determination to the separate account balance immediately following the distribution.

For purposes of determining the value of a Participant’s interest in that portion of his or her Company Match Account and/or Retirement Income Account that has been restored, as provided in Section 6.4, the foregoing formula shall be applied with the term “Company Match Account balance” and/or “Retirement Income Account balance” being substituted for the term “separate account balance” wherever the latter term is used therein.

17.          ORDER OF PARTIAL DISTRIBUTIONS FROM ACCOUNTS.  Effective October 25, 2010, the last paragraph of Section 7.1 of the Plan shall be amended to read as follows:

The minimum amount of any partial payment shall be $500.  Unless the Participant directs otherwise, each partial or installment payment made by the Plan in accordance with the provisions of this Section 7.1 shall be deemed to be made from and charged against such Participant’s Accounts in the following order:  (i) After-Tax Savings Account, (ii) Roth Rollover Account, (iii) Before-Tax Rollover Account, (iv) Roth 401(k)

Account, (v) Before-Tax 401(k) Account, (vi) Company Match Account, (vii) Retirement Income Account, (viii) Company Contributions Account, and (ix) Profit Sharing Account.

18.          MINIMUM REQUIRED DISTRIBUTIONS.  Effective October 25, 2010, the next-to-last paragraph of Section 7.3 shall be amended to read as follows:

Notwithstanding anything to the contrary in the Plan, if a Participant elects to commence installment payments or partial payments prior to the Participant’s required beginning date, the amount to be distributed each distribution year, beginning with the first distribution year for which payments are required to be made, must be at least equal to an amount obtained by dividing the Participant’s vested Accounts as of the last Valuation Date in the calendar year immediately preceding the distribution year (such preceding calendar year being the “valuation year”) by the distribution factor for the distribution year.  The amount of the vested Accounts as of the last Valuation Date in the valuation year shall be increased by the amount of any contributions allocated to the vested Accounts during the valuation year after such Valuation Date (including contributions, if any, made after the end of the valuation year which are allocated as of dates in the valuation year).  The amount of the vested Accounts shall be decreased by distributions made in the valuation year after such Valuation Date.  The distribution factor shall be the greater of:  (i) the distribution period determined using the methods and assumptions used in creating the Uniform Lifetime Table in A-2 of section 1.401(a)(9)-9 of the Federal tax regulations for the Participant’s age as of the Participant’s birthday in the relevant distribution year; or (ii) if the Participant’s sole designated Beneficiary for the distribution year is the Participant’s Spouse, the distribution period determined using the Joint and Last Survivor Table in A-3 of section 1.401(a)(9)-9 of the Federal tax regulations for the Participant’s and the Participant’s Spouse’s attained ages as of the Participant’s and the Participant’s Spouse’s birthdays in the relevant distribution year.  Unless the Participant directs otherwise, each installment payment made by the Plan in order to comply with the requirements of this paragraph 7.3(a) shall be deemed to be made from and charged against such Participant’s Accounts in the following order:  (i) After-Tax Savings Account, (ii) Roth Rollover Account, (iii) Before-Tax Rollover Account, (iv) Roth 401(k) Account (v) Before-Tax 401(k) Account, (vi) Company Match Account, (vii) Retirement Income Account, (viii) Company Contributions Account, and (ix) Profit Sharing Account.

19.          MISSING PERSONS.  Effective October 25, 2010, the second paragraph of Section 7.7 of the Plan shall be amended to read as follows:

Any amount so forfeited shall be used by the Trustee to defray the costs of administering the Plan.  Notwithstanding the foregoing, if at any subsequent date such person is located, 3M shall, to the extent not restored from the Trust’s reserve for forfeitures, contribute an amount to the Trust, to be placed in a 401(k) Account, a Company Contributions Account, a Company Match Account, a Retirement Income Account, an After-Tax Savings Account, a Rollover Account or a Profit Sharing Account, as the case may be (or pay directly to such person if the Plan is not then in existence), for such person, equal to the amount of forfeiture effected pursuant to this Section 7.7 attributable to each such

Account, but reduced by any amount paid by the Trustee or 3M to any state or political subdivision under any escheat law or statute.

20.          WITHDRAWALS.  Effective October 25, 2010, Section 8.4 of the Plan shall be amended to read as follows:

Section 8.4  Withdrawal from Company Contributions Account, Company Match Account, Retirement Income Account or Profit Sharing Account.  As of any Valuation Date, a Participant may withdraw from his or her Company Contributions Account, Company Match Account, Retirement Income Account and/or Profit Sharing Account all or any portion of the value thereof which is vested, upon the Plan Administrator’s receipt of the Participant’s instructions if he or she either:

(a)                                  has attained age 59-1/2; or

(b)                                 has become Disabled.

21.          ORDER OR WITHDRAWALS.  Effective October 25, 2010, Section 8.5 of the Plan shall be amended to read as follows:

Section 8.5  Procedures.  No withdrawal may be made under this Article 8 unless the Participant making the withdrawal gives the Plan Administrator appropriate instructions and such other information as the Plan Administrator requires to confirm that such Participant is eligible to make such withdrawal.  Withdrawals from the Plan shall be limited to Participants who are then employed by a Participating Employer, and the minimum amount of any withdrawal shall be $500.  Notwithstanding the preceding sentence, the Committee may, by uniform rules, liberalize or further restrict the frequency and timing of withdrawals, but, subject to the provisions of this Article 8, such rules shall permit at least one withdrawal from each type of Account in each calendar year and may impose a service fee for withdrawals in excess of the number which the Committee determines may be made without any service fee.  Unless the Participant directs otherwise, withdrawals made in accordance with the provisions of this Article 8 shall be deemed to be made from and charged against such Participant’s Accounts in the following order:  (i) After-Tax Savings Account, (ii) Roth Rollover Account, (iii) Before-Tax Rollover Account, (iv) Roth 401(k) Account, (v) Before-Tax 401(k) Account, (vi) Company Match Account, (vii) Retirement Income Account, (viii) Company Contributions Account, and (ix) Profit Sharing Account.

22.          PAYMENT OF EXPENSES.  Effective October 25, 2010, Section 10.7 of the Plan shall be amended to read as follows:

Section 10.7  Payment of Expenses.  The Participating Employers may pay all expenses of administering the Plan, including but not limited to Trustee’s fees, attorney fees, recordkeeping and customer service fees, audit fees, investment advice fees, vendor management, and expenses incurred by persons or entities to whom fiduciary duties have been delegated; provided, that, if Participating Employers do not pay such expenses, the Trust shall pay such expenses upon statements issued by the person incurring such expense.  If the Trust pays such expenses, the Trustee shall have the discretion to determine whether any expenses are to be paid with forfeitures or charged against 401(k)

Accounts, Company Contributions Accounts, Company Match Accounts, Retirement Income Accounts, Profit Sharing Accounts, After-Tax Accounts, Rollover Accounts, or any combination in such proportions as determined by the Trustee, or against any separate Fund created pursuant to Article 13.

12.          SPECIAL EFFECTIVE DATES.  Effective January 1, 2009, the following new Appendix D is included in the Plan

APPENDIX D

SPECIAL EFFECTIVE DATES

Although the provisions of this Plan are generally effective January 1, 2009, the following special effective dates shall apply:

1.    ELIGIBLE ROLLOVER DISTRIBUTION.  Section 7.10(a)(3) of the Plan was first effective for distributions made on or after January 1, 2002.

2.    ELIGIBLE RETIREMENT PLAN.  The list of eligible retirement plans in Section 7.10(b) of the Plan was first effective for distributions made on or after January 1, 2002.  However, a Roth individual retirement account described in section 408A of the Code was not considered an eligible retirement plan until January 1, 2008.  In addition, the special rollover rule for a Beneficiary who is neither the surviving Spouse of a Participant nor an alternate payee was first effective for distribution made on or after January 1, 2007.

3.    DISTRIBUTEE.  Section 7.10(c) of the Plan was first effective for distributions made on or after January 1, 2002.

4.    ADDITION OF CATCH-UP CONTRIBUTIONS.  Effective January 1, 2002, the Plan permitted Participants to make catch-up contributions of up to an annual maximum of $1,000 (as adjusted by the Internal Revenue Service) and catch-up contributions were added to the definition of Before Tax Account, excluded from the definition of annual additions and included in the definition of Compensation.

5.    CHANGE TO 401(a)(17) LIMIT.  Effective for the Plan Year beginning January 1, 2002, Compensation in excess of $200,000 (as adjusted for subsequent Plan Years by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code) shall be disregarded.

6.    INCREASE IN 402(g) LIMIT.  Effective for the Plan Year beginning January 1, 2002, the Code section 402(g) limit was $11,000 (as adjusted for subsequent Plan Years by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with section 402(g) of the Code).

7.    SEVERANCE FROM EMPLOYMENT.  Effective for distributions made on or after January 1, 2002, the references in the Plan to “termination of employment” were changed to “severance from employment.”

8.    CATCH-UP CONTRIBUTIONS RE-CHARACTERIZED AS ELECTIVE DEFERRALS ARE ELIGIBLE FOR MATCHING CONTRIBUTIONS.  The rule in Section 4.2(f) of the Plan which provides that any catch-up contributions re-characterized as Elective Deferrals shall be eligible for matching contributions was first effective with the Plan Year beginning January 1, 2008.

9.    ROLLOVERS INTO THE PLAN.  The list of plans from which rollover contributions are permitted in Section 4.4(a) of the Plan was first effective for rollover contributions made on or after January 1, 2002.  However, the Plan did not accept rollover contributions of a designated Roth account described in section 402A of the Code until January 1, 2009.

10. DIVERSIFICATION.  The diversification rules in Section 5.4 of the Plan were first effective on January 1, 2007.

11. AUTOMATIC CASH-OUTS TO PARTICIPANTS.  The automatic cash-out limit in Section 7.2 was first effective for distributions made on or after March 28, 2005.

12. AUTOMATIC CASH-OUTS TO BENEFICIARIES.  The automatic cash-out limit described in Section 7.4 was $1,000 for distributions made from March 28, 2005 through December 31, 2008.  That limit became $5,000 for distributions made on and after January 1, 2009.

13. MINIMUM REQUIRED DISTRIBUTION RULES.  The minimum required distribution rules in Article 7 of the Plan were first effective for distributions made on or after January 1, 2003.

14. SECTION 415 LIMITATIONS.  Appendix A to the Plan was first effective for the limitation year beginning on January 1, 2007.  However, the definition of the maximum permissible addition in Section 1.6.1 of Appendix A of the Plan was first effective for the limitation year beginning January 1, 2002 and the dollar limitation in Section 1.6.1(i) of Appendix A of the Plan was $40,000 for 2002 (as adjusted for subsequent limitation years by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with section 415(d) of the Code).

15. TOP HEAVY RULES.  The top heavy rules in Appendix B of the Plan were first effective for the Plan Year beginning January 1, 2002.

16. 401(k)/401(m) RULES.  The nondiscrimination rules in Appendix C of the Plan were first effective for the Plan Year beginning on January 1, 2006.  However, Sections 1.1.4 and 2.2.5 of Appendix C to the Plan were first effective for the Plan Year beginning on or after January 1, 2008.  Effective for Plan Years beginning prior to January 1, 2008, excess deferrals and excess contributions were adjusted for allocable income in accordance with the provisions of the prior plan document.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, an authorized officer of the Company, has approved this amendment by signing this document on the date indicated below.

3M COMPANY

By:	/s/ Angela S. Lalor
Angela S. Lalor
Senior Vice President,
Human Resources

Date:	January 28, 2011